EXHIBIT 99.1

EXCERPT OF CERTAIN ITEMS INCLUDED IN THE CONFIDENTIAL OFFERING CIRCULAR RELATING TO THE
SALE OF 6 5/8% SENIOR NOTES DUE 2014 OF ECHOSTAR DBS CORPORATION.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      We make “forward-looking statements” throughout this document. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “intend,” “plan,” “estimate,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that any future transactions or events described herein will happen as described or that they will happen at all. You should read this document completely and with the understanding that actual future results may be materially different from what we expect. Whether actual events or results will conform with our expectations and predictions is subject to a number of risks and uncertainties. The risks and uncertainties include, but are not limited to, the following:

•	we face intense and increasing competition from the satellite and cable television industry, new competitors may enter the subscription television business, and new technologies may increase competition;

•	DISH Network subscriber growth may decrease, subscriber turnover may increase and subscriber acquisition costs may increase;

•	satellite programming signals have been pirated and will continue to be pirated in the future; pirating could cause us to lose subscribers and revenue, and result in higher costs to us;

•	programming costs may increase beyond our current expectations; we may be unable to obtain or renew programming agreements on acceptable terms or at all; existing programming agreements could be subject to cancellation;

•	weakness in the global or U.S. economy may harm our business generally, and adverse local political or economic developments may occur in some of our markets;

•	the regulations governing our industry may change;

•	new provisions of the Satellite Home Viewer Improvement Act may force us to stop offering local channels in certain markets or incur additional costs to continue offering local channels in certain markets;

•	our satellite launches may be delayed or fail, or our satellites may fail in orbit prior to the end of their scheduled lives, which could result in extended interruptions of some of the channels we offer;

•	we currently do not have traditional commercial insurance covering losses incurred from the failure of satellite launches and/or in-orbit satellites and we may be unable to settle outstanding claims with insurers.

•	service interruptions arising from technical anomalies on satellites or on-ground components of our DBS system, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

•	we may be unable to obtain needed retransmission consents, Federal Communications Commission (“FCC”) authorizations or export licenses, and we may lose our current or future authorizations;

•	we are party to various lawsuits which, if adversely decided, could have a significant adverse impact on our business;

•	we may be unable to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement;

•	sales of digital equipment and related services to international direct-to-home service providers may decrease;

•	we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

•	acquisitions, business combinations, strategic partnerships, divestitures and other significant transactions may involve additional uncertainties;

•	terrorist attacks, the possibility of war or other hostilities, and changes in political and economic conditions as a result of these events may continue to affect the U.S. and the global economy and may increase other risks; and

•	we may face other risks described from time to time in periodic and current reports we file with the SEC.

      All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

      You should read carefully the section under the heading “Risk Factors” below. We assume no responsibility for updating forward-looking information contained or incorporated by reference.

      In this document, the words “we,” “our,” “us,” and “EDBS” refer to EchoStar DBS Corporation and its subsidiaries, unless the context otherwise requires. “EchoStar” and “ECC” refer to EchoStar Communications Corporation and its subsidiaries.

RISK FACTORS

      You should carefully consider the following risk factors. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe to be immaterial, also may become important factors that affect us.

      If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Our Business

We compete with other subscription television service providers, which could affect our ability to grow and increase earnings.

      We compete in the highly competitive subscription television service industry against other satellite, cable television and other land-based system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our ability to increase earnings depends, in part, on our ability to compete with these operators.

      Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Of the 97% of United States television households in which cable television service was available as of December 31, 2003, approximately 64% subscribed to cable. Cable television operators continue to leverage their advantages relative to us by, among other things, bundling their analog video service with expanded digital video services, 2-way high speed internet access, and telephone services. Cable television operators are also able to provide service to multiple television sets within the same household at a lesser incremental cost to the consumer, and they are able to provide local and other programming in a larger number of geographic areas. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.

      New technologies could also have a material adverse effect on the demand for our DBS services. For example, new and advanced local multi-point distribution services are currently being implemented. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines and digital “wireless cable.” Another competitive threat is the potential widespread deployment of fiber-optic cable to homes by cable operators, telephone companies, overbuilders or others. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. We may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

      During December 2003, an affiliate of News Corporation acquired a 34% controlling interest in The DirecTV Group (formerly known as Hughes Electronics Corporation), the owner of DirecTV. News Corporation’s diverse world-wide satellite, content and other related businesses may provide competitive advantages to DirecTV with respect to the acquisition of programming, content and other assets valuable to our industry. In addition, DirecTV’s satellite receivers are sold in a significantly greater number of consumer electronics stores than ours. As a result of this and other factors, our services are less well known to consumers than those of DirecTV. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to DirecTV. We also believe DirecTV continues to be in an advantageous position relative to our company with regard to, among other things, certain programming packages, and possibly, volume discounts for programming offers. DirecTV also recently announced plans to launch four new satellites to be operational in 2005 and 2007 in order to offer local and national channel programming in high definition to most of the U.S. population. If DirecTV implements these plans, we may be placed at a competitive disadvantage, unless we commit to significant further investments in satellite capacity to enable us to provide local and additional national channels in high definition.

      Furthermore, other companies in the United States have conditional permits or have launched satellites or leased transponders for a comparatively small number of DBS assignments that can be used to provide subscription satellite services to portions of the United States. These new entrants may have a competitive advantage over us in deploying some new products and technologies because of the substantial costs we may be required to incur to make new products or technologies available across our installed base of over 10 million subscribers.

Satellite programming signals have been pirated, which could cause us to lose subscribers and revenue.

      The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and our signal encryption has been compromised and could be further compromised in the future. We continue to respond to compromises of our encryption system with measures intended to make signal theft of our programming more difficult. In order to combat piracy and maintain the functionality of active set-top boxes that have been sold to subscribers, we are replacing older generation smart cards with newer generation smart cards. However, there can be no assurance that these security measures or any future security measures we may implement will be effective in reducing piracy of our programming signals. Furthermore, other illegal methods that compromise satellite programming signals may be developed in the future. If we cannot promptly correct a compromise in our encryption technology, our revenue and our ability to contract for video and audio services provided by programmers could be materially adversely affected.

Increased subscriber turnover or subscriber retention costs could harm our financial performance.

      Our monthly percentage churn for the six months ended June 30, 2004 was approximately 1.60%, compared to our monthly percentage churn for the same period in 2003 of approximately 1.51%. We are not aware of any uniform standards for calculating subscriber churn and believe presentations of subscriber churn may not be calculated consistently by different companies in the same or similar businesses. We calculate percentage monthly subscriber churn by dividing the number of DISH Network subscribers who terminate service during each month by total DISH Network subscribers as of the beginning of that month. We calculate average monthly subscriber churn for any period by dividing the number of DISH Network subscribers who terminated service during that period by the average number of DISH Network subscribers eligible to churn during the period, and further dividing by the number of months in the period. Average DISH Network subscribers eligible to churn during the period are calculated by adding the DISH Network subscribers as of the beginning of each month in the period and dividing by the total number of months in the period. We believe the increase in subscriber churn resulted from a number of factors, including but not limited to competition from digital cable, cable bounties, piracy, temporary customer service deficiencies resulting from rapid expansion of our installation, in-home service and call center operations, and from increasingly complex products, the temporary unavailability of Viacom programming, and the changes in promotional mix discussed below. Additionally, certain of our promotions allow consumers with relatively lower credit to become subscribers and these subscribers typically churn at a higher rate. These and other factors may continue to contribute to relatively higher churn than we have experienced historically.

      Effective February 1, 2004, we introduced our Digital Home Advantage promotion. Under this promotion, subscribers who lease equipment are not required to enter into annual or longer programming commitments. Therefore, Digital Home Advantage subscribers may be more likely to terminate during their first year of service because there is no financial disincentive for them to terminate. Prior to introduction of this promotion, a greater percentage of our new DISH Network subscribers entered into one or two year commitments, obligating them to pay cancellation fees for early termination. Since the number of our DISH Network subscribers with expiring commitments currently exceeds the number of new multi-period commitment subscribers we are acquiring, subscriber churn has been and will be adversely impacted for approximately the next 12 months while these changes in promotional mix are being absorbed.

      We currently offer local broadcast channels in approximately 148 markets across the United States. In 38 of those markets, two dishes are necessary to receive all local channels in the market. In connection with reauthorization of the Satellite Home Viewer Improvement Act this year, Congress is considering requiring that all local broadcast channels delivered by satellite to any particular market be available from one dish. We currently plan to transition all markets to a single dish by 2008. If a two-dish prohibition with a shorter transition period is enacted, we would be forced by capacity limitations to move the local channels in as many as 30 markets to new satellites, requiring subscribers in those markets to install a second dish to continue receiving their local channels. We may be forced to stop offering local channels in some of those markets altogether. The transition would result in disruptions of service for a substantial number of customers, and the cost of compliance could exceed $100.0 million. To the extent those costs are passed on to our subscribers, and because many subscribers may be unwilling to install a second dish where one had been adequate, we expect that subscriber churn would increase in these circumstances.

      In addition, if the FCC finds that our current “must carry” methods do not comply with the “must carry” rules we could be forced by capacity constraints to reduce the number of markets in which we provide local channels. This could cause an increase in subscriber churn and a reduction in average monthly revenue per subscriber.

      Impacts from our litigation with the networks in Florida, FCC rules governing the delivery of superstations, and other factors could cause us to terminate delivery of network channels and superstations to a substantial number of our subscribers, which could cause many of those customers to cancel their subscription to our other services. In the event the Court of Appeals upholds the Miami District Court’s network litigation injunction, and if we do not reach private settlement agreements with additional stations, we will attempt to assist subscribers in arranging alternative means to receive network channels, including migration to local channels by satellite where available, and free off air antenna offers in other markets. However, we cannot predict how many subscribers might ultimately cancel their primary DISH Network programming as a result of termination of their distant network channels. We could be required to terminate distant network programming to all subscribers in the event the plaintiffs prevail on their cross-appeal and we are permanently enjoined from delivering all distant network channels. Termination of distant network programming to subscribers would result in a reduction in average monthly revenue per subscriber and a temporary increase in subscriber churn.

      Increases in piracy or theft of our signal, or our competitors’ signals, also could cause subscriber churn to increase in future periods. Additionally, as the size of our subscriber base continues to increase, even if percentage subscriber churn remains constant, increasing numbers of gross new DISH Network subscribers are required to sustain net subscriber growth.

Increased subscriber acquisition and retention costs could adversely affect our financial performance.

      We generally subsidize the installation and all or a portion of the cost of our receiver systems in order to attract new DISH Network subscribers. Our spending for subscriber acquisition costs, and to a lesser extent subscriber retention costs, can vary significantly from period to period and can cause material variability to our net income (loss) and free cash flow. Our average subscriber acquisition costs were approximately $478 per new subscriber activation during the six months ended June 30, 2004, as compared to approximately $428 per new subscriber activation during the six months ended June 30, 2003. Subscriber acquisition costs during the six months ended June 30, 2003 included a benefit of approximately $34.4 million resulting from a litigation settlement. Absent this benefit, our average subscriber acquisition costs for the six months ended June 30, 2003 would have been approximately $25 higher or $453 per new subscriber acquisition. Subscriber acquisition costs exclude the value of receiver system equipment provided to subscribers under our Digital Home Advantage lease program. Because we retain ownership of such equipment, we capitalize such costs and depreciate them over the equipment’s useful life. As a result of recent changes in our equipment lease promotion, we anticipate an increase in the number of subscribers who lease rather than purchase equipment. Our per activation subscriber acquisition costs will be positively impacted to the extent our equipment lease penetration continues to increase. The resulting anticipated increase in capitalized costs is expected to result in an overall increase in cash used to acquire subscribers during the remainder of 2004. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we introduce other more aggressive promotions if we determine that they are necessary to respond to competition or for other reasons. Any material increase in subscriber acquisition costs from current levels could have a material adverse effect on our business, financial condition and results of operations.

We have substantial debt outstanding and may incur additional debt.

      As of June 30, 2004, our total debt, including the debt of our subsidiaries, was approximately $4.002 billion.

      Our debt levels could have significant consequences, including:

•	making it more difficult to satisfy our obligations with respect to our debt;

•	increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•	limiting our ability to obtain additional financing, including financing to satisfy our obligations with respect to our debt;

•	requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

•	limiting our financial and operating flexibility in responding to changing economic and competitive conditions; and

•	placing us at a disadvantage compared to our competitors that have less debt.

      In addition, we may incur substantial additional debt in the future. The terms of the indentures relating to our existing senior notes permit us to incur additional debt. If new debt is added to our current debt levels, the related risks we now face could intensify.

We may need additional capital, which may not be available, in order to continue growing, to increase earnings and to make payments on our debt.

      Our ability to increase earnings and to make interest and principal payments on our other debt will depend in part on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that may not be available to us.

      Funds necessary to meet subscriber acquisition and retention costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.

      In addition to our DBS business plan, EchoStar has conditional licenses and pending FCC applications for a number of fixed satellite service (“FSS”) Ku-band, Ka-band and extended Ku-band satellites. EchoStar may need to raise additional capital to construct, launch, and insure satellites and complete these systems and other satellites it may in the future apply to operate. There can be no assurance that additional financing will be available on acceptable terms, or at all.

      We also have substantial satellite-related payment obligations. During March 2003, we entered into a satellite service agreement with SES Americom for all of the capacity on a new FSS satellite. We also agreed to lease all of the capacity on an existing in-orbit FSS satellite at the 105 degree orbital location beginning August 1, 2003 and continuing at least until the new satellite is launched, currently scheduled to occur in late 2004 or early 2005. The ten-year satellite service agreement is renewable by us on a year to year basis following the initial term. We are required to make monthly payments to SES Americom for the period of time we utilize the existing in-orbit FSS satellite and also for the new satellite for the ten-year period following its launch. During August 2003, we exercised our option under the SES Americon agreement to also lease for an initial ten year term all of the capacity on a new DBS satellite at an orbital location to be determined at a future date. We anticipate that this satellite will be launched during the fourth quarter of 2005.

      During February 2004, we entered into two additional satellite service agreements for capacity on FSS satellites. Pending the successful launch and entry into service of the previously described new FSS satellite, the satellite under the first of these agreements is scheduled for launch in late 2004 or early 2005. The satellite under the second of these agreements is planned for launch during the second half of 2006 and is contingent upon, among other things, obtaining necessary regulatory approvals.

      As a result of these satellite service agreements our obligations for payments related to satellites have increased substantially. While in certain circumstances the dates on which EchoStar is obligated to make these payments could be delayed, the aggregate amount due under all of EchoStar’s existing satellite-related contracts, including among other things satellite construction and launch, satellite leases, in-orbit payments to satellite manufacturers and tracking, telemetry and control payments, is expected to be approximately $147.4 million during 2004, $107.8 million during 2005, $154.8 million during 2006, $199.0 million during 2007, $198.9 million during 2008 and $1.6 billion thereafter. These amounts will increase further when we procure insurance for our satellites or contracts for the construction, launch or lease of additional satellites.

Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted.

      If the FCC were to cancel, revoke, suspend or fail to renew any of our licenses or authorizations, it could have a material adverse effect on our financial condition, profitability and cash flows. Specifically, loss of a frequency authorization would reduce the amount of spectrum available to us, potentially reducing the amount of programming and other services available to our subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the location of the frequency used or the availability of replacement spectrum. In addition, Congress often considers and enacts legislation that could affect us, and FCC proceedings to implement the Communications Act and enforce its regulations are ongoing. We cannot predict the outcomes of these legislative or regulatory proceedings or their effect on our business.

We are subject to significant regulatory oversight and changes in applicable regulatory requirements could adversely affect our business.

      DBS operators are subject to significant government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies and international, state and local authorities. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties any of which could have a material adverse effect on our business, financial condition and results of operations. You should carefully review the regulatory disclosures under the caption “Item 1 Business — Government Regulation — FCC Regulation under the Communication Act, Other Communications Act Provisions” in the Annual Report on Form 10-K filed by EchoStar for the year ended December 31, 2003.

We may be unable to manage rapidly expanding operations.

      If we are unable to manage our growth effectively, it could have a material adverse effect on our business, financial condition and results of operations. To manage our growth effectively, we must, among other things, continue to develop our internal and external sales forces, installation capability, customer service operations and information systems, and maintain our relationships with third-party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility. If we are unable to continue to manage growth effectively, we may experience a decrease in subscriber growth and an increase in churn, which could have a material adverse effect on our financial condition, profitability and cash flows.

We cannot be certain that we will sustain profitability.

      Due to the substantial expenditures necessary to complete construction, launch and deployment of our direct broadcast satellite system and to obtain and service DISH Network customers, we have in the past sustained significant losses. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be affected. While we had net income of $31.7 million, $46.9 million and $319.6 million for the years ended December 31, 2001, 2002 and 2003 respectively, we can provide no assurance that we will be able to sustain this profitability. Improvements in our results of operations will depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters.

Our satellites are subject to risks related to launch.

      Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. Certain launch vehicles that may be used by us have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take more than two years, and to obtain other launch opportunities. Such significant delays could materially adversely affect our ability to generate revenues. If we were unable to obtain launch insurance, or obtain launch insurance at rates we deem commercially reasonable, and a significant launch failure were to occur, it could have a material adverse effect on our ability to generate revenues and fund future satellite procurement and launch opportunities. In addition, the occurrence of future launch failures may materially adversely affect our ability to insure the launch of our satellites at commercially reasonable premiums, if at all. See “— We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers.”

Our satellites are subject to significant operational risks.

      Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite manufacturer’s errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space.

      Although we work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.

      Any single anomaly or series of anomalies could materially adversely affect our operations and revenues and our relationship with current customers, as well as our ability to attract new customers for our direct broadcast satellites and other satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. You should carefully review the disclosures relating to satellite anomalies set forth under the caption “Item 1 Business — Satellites.” in our Annual Report on Form 10-K for the year ended December 31, 2003, and “Item 1 Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

      Meteoroid events pose a potential threat to all in-orbit geosynchronous satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by comets. Occasionally, increased solar activity poses a potential threat to all in-orbit satellites.

      Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our satellites. We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event could have a material adverse effect on our business, financial condition and results of operations.

Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.

      Our ability to earn revenue depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their construction, the durability of their component parts, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, and the remaining on-board fuel following orbit insertion. Generally, the minimum design life of each of our satellites is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites.

      In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, this use could adversely affect our ability to meet the operation deadlines associated with our authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have an adverse effect on our ability to generate revenues.

We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers.

      As a result of the failure of our EchoStar IV satellite’s solar arrays to fully deploy and the failure of 38 transponders to date, a maximum of 6 of the 44 transponders (including spares) on EchoStar IV are available for use at this time. In addition to transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future. EchoStar IV is currently located at the 157 degree orbital location.

      In September 1998, EchoStar filed a $219.3 million insurance claim for a total loss under the launch insurance policies covering EchoStar IV. The satellite insurance consists of separate substantially identical policies with different carriers for varying amounts that, in combination, create a total insured amount of $219.3 million.

      The insurance carriers offered EchoStar a total of approximately $88.0 million, or 40.0% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers assert, among other things, that EchoStar IV was not a total loss, as that term is defined in the policies, and that EchoStar did not abide by the exact terms of the insurance policies. EchoStar strongly disagrees and filed arbitration claims against the insurers for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. Due to forum selection clauses in certain of the policies, EchoStar is pursuing its arbitration claim against Ace Bermuda Insurance Ltd. in London, England, and its arbitration claims against all of the other insurance carriers in New York, New York. The New York arbitration commenced on April 28, 2003 and the Arbitration Panel has conducted approximately 35 days of hearings. The insurers have requested additional proceedings in the New York arbitration before any final arbitration award is made by the Arbitration Panel. The parties to the London arbitration have agreed to stay that proceeding pending a ruling in the New York arbitration. There can be no assurance as to when an arbitration award may be made and what amount, if any, EchoStar will receive in either the New York or the London arbitrations or, if EchoStar does receive an arbitration award, that it will retain title to EchoStar IV with its reduced capacity. While there can be no assurance that EchoStar will receive the amount claimed in either the New York or the London arbitrations, we continue to believe the insurance claim is fully recoverable and expect to receive a favorable decision.

      At the time EchoStar filed its claim in 1998, we recognized an initial impairment loss of $106.0 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. On September 4, 2004, the south solar array on EchoStar IV deployed fully and appears to be producing nominal current. The insurers have since taken the position that, even if EchoStar IV was previously a total loss, as a result of the deployment of the south solar array on EchoStar IV, EchoStar IV is now not a total loss under the terms of the insurance policies. EchoStar continues to believe that the satellite is and remains a total loss under the terms of the insurance policies. If the arbitrators ultimately award EchoStar less than $106.0 million in respect of our insurance claim, we would be required to record a charge to earnings equal to the difference between the $106.0 million receivable and the amount we ultimately receive from the insurers.

      In addition, during 1999, we recorded an impairment loss of approximately $16.0 million as a charge to earnings to further write-down the carrying value of the satellite. As a result of the thermal and propulsion system anomalies, we reduced the estimated remaining useful life of EchoStar IV to approximately four years during January 2000 and EchoStar IV is fully depreciated as of December 31, 2003. We will continue to evaluate the performance of EchoStar IV and may modify its loss assessment as new events or circumstances develop.

      The indenture related to our 10 3/8% Senior Notes due 2007 contains restrictive covenants that currently require us to maintain satellite insurance with respect to the depreciated cost of three of the ten satellites we own or lease. We currently do not carry traditional insurance for any of our satellites. To satisfy insurance covenants related to our 10 3/8% Senior Notes due 2007, we classify an amount equal to the depreciated cost of three of our satellites as cash reserved for satellite insurance on our balance sheet. As of June 30, 2004, this amount totaled approximately $107.1 million. On September 1, 2004, we issued a notice of redemption for all of our 10 3/8% Senior Notes due 2007, which will be redeemed in full on October 1, 2004. Upon redemption of these notes, the related indenture will be satisfied and cease to exist. Since the indentures for our debt obligations that remain after this redemption do not have covenants requiring satellite insurance, as an indirect result of this redemption we will reclassify the amount remaining in cash reserved for satellite insurance as of the redemption date to cash and cash equivalents.

Complex technology used in our business could become obsolete.

      Our operating results are dependent to a significant extent upon our ability to continue to introduce new products and services on a timely basis and to reduce costs of our existing products and services. We may not be able to successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer need, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

      Technology in the subscription television and satellite services industries changes rapidly as new technologies are developed, which could cause our services and products to become obsolete. We and our suppliers may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. We may also be at a competitive disadvantage in developing and introducing complex new products and technologies because of the substantial costs we may incur in making these products or technologies available across our installed base of over 10 million subscribers. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after substantial research and development costs, one or more of the technologies under our development or any of our strategic partners could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in our DBS system or other satellite services may occur that could materially adversely affect our ability to generate revenue, offer new services and remain competitive.

      Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We may not be able to attract and retain these employees. If we are unable to attract and maintain technically skilled employees, our competitive position could be materially adversely affected.

We depend on few manufacturers, and in some cases a single manufacturer, for many components of consumer premises equipment; we may be adversely affected by product shortages.

      We depend on relatively few sources, and in some cases a single source, for many components of the consumer premises equipment that we provide to subscribers in order to deliver our digital television services. Subscriber additions during the second half of 2003 were negatively impacted by delays in the delivery of several newly-developed products in the third and fourth quarter of 2003. These delays resulted in a temporary product shortage, which continued into the first and second quarters of 2004, and further resulted in continuing product installation delays. Product shortages and resulting installation delays could cause us to lose potential future subscribers to our DISH Network service.

We rely on key personnel.

      We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our Chairman and Chief Executive Officer and certain other executives. The loss of Mr. Ergen or of certain other key executives could have a material adverse effect on our business, financial condition and results of operations. We do not maintain “key man” insurance. Although all of our executives have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have employment agreements with any of them.

Our parent is a “controlled company”, controlled by one principal stockholder.

      We are a 100% owned indirect subsidiary of ECC. Charles W. Ergen, ECC’s Chairman and Chief Executive Officer, currently beneficially owns approximately 50% of ECC’s total equity securities and possesses approximately 91% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of ECC’s directors and to control all other matters requiring the approval of its stockholders. As a result of Mr. Ergen’s voting power, ECC is a “controlled company” as defined in the NASDAQ listing rules and is, therefore, not subject to Nasdaq requirements that would otherwise require EchoStar to have (i) a majority of independent directors; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

We may not be aware of certain foreign government regulations.

      Because regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially adversely affect our ability to operate in that country. We cannot assure you that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which we wish to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on our ability to generate revenue and our overall competitive position.

      We, our customers and companies with which we do business may be required to have authority from each country in which we or they provide services or provide our customers use of our satellites. Because regulations in each country are different, we may not be aware if some of our customers and/or companies with which we do business do not hold the requisite licenses and approvals.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe their patents and proprietary rights.

      Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could adversely affect our competitive position.

      We cannot assure you that we are aware of all intellectual property rights that our products may potentially infringe. In addition, the prosecutions histories of patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

      We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. EchoStar is currently defending several patent infringement actions. We cannot be certain the courts will conclude that the plaintiffs do not own the rights they claim, our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

Our local programming strategy faces uncertainty.

      The Satellite Home Viewer Improvement Act of 1999, or SHVIA, generally gives satellite companies a statutory copyright license to retransmit local broadcast channels by satellite back into the market from which they originated, subject to obtaining the retransmission consent of the local network station. If we fail to reach retransmission consent agreements with broadcasters, we cannot carry their signals. This could have an adverse effect on our strategy to compete with cable and other satellite companies, which provide local signals. SHVIA requires broadcasters to negotiate retransmission consent agreements in good faith. The FCC has promulgated rules governing broadcasters’ good faith negotiation obligation. These rules allow satellite providers to file complaints with the FCC against broadcasters for violating the duty to negotiate retransmission consent agreements in good faith. While we have been able to reach retransmission consent agreements with most local network stations in markets where we currently offer local channels by satellite, roll-out of local channels in additional cities will require that we obtain additional retransmission agreements. We cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short term.

      During March 2004, we were unable to reach an acceptable agreement with Viacom to renew our contracts to carry CBS owned and operated local stations and cable channels and we therefore stopped distributing those Viacom channels for approximately two days. This dispute has since been resolved. As a result of this dispute, we believe we experienced a temporary increase in subscriber churn during the first quarter of 2004. While there can be no assurance, the Viacom dispute is not expected to have a material effect on overall net subscriber additions in 2004.

“Must carry” will negatively affect our ability to offer local network stations.

      SHVIA has imposed “must carry” requirements on DBS providers and the FCC has adopted detailed “must carry” rules. These rules generally require that satellite distributors carry all the local broadcast stations requesting carriage in a timely and appropriate manner in areas where they choose to offer local programming, not just the four major networks. Since we have limited capacity, the number of markets in which we can offer local programming is reduced by the “must carry” requirement to carry large numbers of stations in each market we serve. The legislation also includes provisions which could expose us to material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on our business, financial condition and results of operations. Several “must carry” complaints by broadcasters against us are pending at the FCC. The FCC has ruled against us in certain of these proceedings, and we cannot be sure that the FCC will rule in our favor in other pending or future proceedings. Such a ruling could result in a decrease in the number of local areas where we can offer local network programming. This in turn could increase churn in those markets and preclude us from offering local network channels in new markets, thereby reducing our competitiveness.

      Also, in connection with reauthorization of the SHVIA this year, Congress is considering requiring that all local broadcast channels delivered by satellite to any particular market be available from one dish. We currently plan to transition all markets to a single dish by 2008. If a two-dish prohibition with a shorter transition period is enacted, we would be forced by capacity limitations to move the local channels in as many as 30 markets to new satellites, requiring subscribers in those markets to install a second dish to continue receiving their local channels. We may be forced to stop offering local channels in some of those markets altogether. The transition would result in disruptions of service for a substantial number of customers, and the cost of compliance could exceed $100.0 million. To the extent those costs are passed on to our subscribers, and because many subscribers may be unwilling to install a second dish where one had been adequate, it is expected that subscriber churn would be negatively impacted.

      Furthermore, we cannot be sure that the FCC will not interpret or implement its rules in such a manner as to inhibit our use of a two-dish solution to comply with the “must carry” requirements. The National Association of Broadcasters and Association of Local Television Stations filed an emergency petition during 2002 asking the FCC to modify or clarify its rules to prohibit or hamper our compliance plan. In response, during April 2002, a bureau of the FCC issued a declaratory ruling and order finding that our compliance plan violated certain provisions of SHVIA and the FCC’s “must carry” regulations. Challenges to the April 2002 order have been filed by various parties, including one by us, and are presently pending. During April 2002, the bureau also issued an order granting in part numerous complaints filed against us by individual broadcast stations that claimed violations of the “must carry” requirements similar to those addressed in the prior April 2002 order. Depending upon the ultimate outcome of these proceedings (including the extent to which our compliance reports are accepted), further orders by the bureau of the FCC or by the FCC itself could result in a decrease in the number of local areas where we will offer local network programming until new satellites are launched. This, in turn, could significantly increase the churn of subscribers in those areas where local network programming is no longer offered and impair our ability to gain new subscribers in those areas, which could materially adversely affect our financial performance. We could also be exposed to damage claims if we are found by any court to have violated the “must carry” requirements, which could have a material adverse affect on our financial position.

      In addition, while the FCC has decided for now not to impose on satellite carriers “must carry” for high definition television stations or dual digital/ analog carriage obligations — i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal (whether analog or standard definition digital) for each station, the FCC still has pending rulemaking proceedings on these matters. These proceedings may result in further, even more onerous, digital carriage requirements.

Impediments to retransmission of distant broadcast signals; our distant programming strategy faces uncertainty.

      The Copyright Act, as amended by SHVIA, permits satellite retransmission of distant network channels only to “unserved households.” An example of a distant station retransmission is a Los Angeles network station retransmitted by satellite to a subscriber outside of Los Angeles. That subscriber qualifies as an “unserved household” if he or she cannot receive, over the air, a signal of sufficient intensity (“Grade B” intensity) from a local station affiliated with the same network.

      SHVIA has also established a process whereby consumers predicted to be served by a local station may request that this station waive the unserved household limitation so that the requesting consumer may receive distant signals by satellite. If the waiver request is denied, SHVIA entitles the consumer to request an actual test, with the cost to be borne by either the satellite carrier, such as us, or the broadcast station depending on the results. The testing process required by the statute can be very costly.

      In addition, SHVIA has affected, and continues to affect us, adversely in several other respects. The legislation prohibits us from carrying more than two distant signals for each broadcasting network and leaves the FCC’s Grade B intensity standard unchanged without future legislation. The FCC rules mandated by SHVIA require us to delete substantial programming (including sports programming) from these signals. Although we have implemented certain measures in our effort to comply with these rules, these requirements have significantly hampered, and may further hamper, our ability to retransmit distant network and superstation signals. The burdens the rules impose upon us may become so onerous that we may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system.

      Furthermore, the statutory license for retransmitting distant stations is set to expire on December 31, 2004, and we cannot be sure that Congress will extend that license. If the license is not extended, we will effectively be unable to retransmit distant stations altogether.

TV networks oppose our strategy of delivering distant network signals.

      Until July 1998, EchoStar obtained feeds of distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the U.S. District Court for the Southern District of Florida in Miami entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with the injunction.

      In October 1998, EchoStar filed a declaratory judgment action against ABC, NBC, CBS and FOX in the United States District Court for the District of Colorado. EchoStar asked the Court to find that our method of providing distant network programming did not violate SHVIA and hence did not infringe the networks’ copyrights. In November 1998, the networks and their affiliate association groups filed a complaint against EchoStar in Miami Federal District Court alleging, among other things, copyright infringement. The Court combined the case that EchoStar filed in Colorado with the case in Miami and transferred it to the Miami Federal District Court.

      In February 1999, the networks filed a Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled that lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, substantially all providers of satellite-delivered network programming other than EchoStar agreed to this cut-off schedule, although we do not know if they adhered to this schedule.

      In April 2002, EchoStar reached a private settlement with ABC, Inc., one of the plaintiffs in the litigation and jointly filed a stipulation of dismissal. In November 2002, EchoStar reached a private settlement with NBC, another of the plaintiffs in the litigation and jointly filed a stipulation of dismissal. On March 10, 2004, EchoStar reached a private settlement with CBS, another of the plaintiffs in the litigation and jointly filed a stipulation of dismissal. EchoStar has also reached private settlements with many independent stations and station groups. EchoStar was unable to reach a settlement with five of the original eight plaintiffs — FOX, and the associations affiliated with each of the four networks.

      A trial took place during April 2003 and the District Court issued a final judgment in June 2003. The District Court found that with one exception our current distant network qualification procedures comply with the law. We have revised our procedures to comply with the District Court’s Order. Although the plaintiffs asked the District Court to enter an injunction precluding EchoStar from selling any local or distant network programming, the District Court refused. While the plaintiffs did not claim monetary damages and none were awarded, the plaintiffs were awarded approximately $4.8 million in attorney’s fees. This amount is substantially less than the amount the plaintiffs sought. EchoStar appealed the fee award and the Court recently vacated the fee award. The District Court also allowed EchoStar an opportunity to conduct discovery concerning the amount of plaintiffs’ requested fees. The parties have agreed to postpone discovery and an evidentiary hearing regarding attorney’s fees until after the Court of Appeals rules on the pending appeal of the Court’s June 2003 final judgment. It is not possible to make a firm assessment of the probable outcome of plaintiffs’ outstanding request for attorney’s fees.

      The District Court’s injunction requires EchoStar to use a computer model to requalify, as of June 2003, all of its subscribers who receive ABC, NBC, CBS or FOX programming by satellite from a market other than the city in which the subscriber lives. The Court also invalidated all waivers historically provided by network stations. These waivers, which have been provided by stations for the past several years through a third party automated system, allow subscribers who believe the computer model improperly disqualified them for distant network channels, to nonetheless receive those channels by satellite. Further, even though the SHVIA provides that certain subscribers who received distant network channels prior to October 1999 can continue to receive those channels through December 2004, the District Court terminated the right of EchoStar’s grandfathered subscribers to continue to receive distant network channels.

      EchoStar believes the District Court made a number of errors and appealed the decision. Plaintiffs cross-appealed. The Court of Appeals granted EchoStar’s request to stay the injunction until EchoStar’s appeal is decided. Oral arguments occurred on February 26, 2004. It is not possible to predict how or when the Court of Appeals will rule on the merits of EchoStar’s appeal.

      In the event the Court of Appeals upholds the injunction, and if EchoStar does not reach private settlement agreements with additional stations, we will attempt to assist subscribers in arranging alternative means to receive network channels, including migration to local channels by satellite where available, and free off air antenna offers in other markets. However, we cannot predict with any degree of certainty how many subscribers will cancel their primary DISH Network programming as a result of termination of their distant network channels. EchoStar could be required to terminate distant network programming to all subscribers in the event the plaintiffs prevail on their cross-appeal and EchoStar is permanently enjoined from delivering all distant network channels. Termination of distant network programming to subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and a temporary increase in subscriber churn.

We depend on the Cable Act for access to others’ programming.

      We purchase a substantial percentage of our programming from cable-affiliated programmers. The Cable Act’s provisions prohibiting exclusive contracting practices with cable affiliated programmers have been extended from October 2002 to October 2007, but this extension could be reversed. Upon expiration of those provisions, many popular programs may become unavailable to us, causing a loss of customers and adversely affecting our revenues and financial performance. Any change in the Cable Act and the FCC’s rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. We believe that the FCC generally has not shown a willingness to enforce the program access rules aggressively. As a result, we may be limited in our ability to obtain access (or non-discriminatory access) to programming from programmers that are affiliated with the cable system operators.

      Affiliates of certain cable providers have denied us access to sports programming they feed to their cable systems terrestrially, rather than by satellite. To the extent that cable operators deliver additional programming terrestrially in the future, they may assert that this additional programming is also exempt from the program access laws. These restrictions on our access to programming could materially adversely affect our ability to compete in regions serviced by these cable providers.

We depend on others to produce programming.

      We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, and these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In addition, programming costs may continue to increase. We may be unable to pass programming costs on to our customers which could have a material adverse effect on our financial condition, profitability and cash flows.

      On June 14, 2004, a third party that provides us with programming services, Fox Sports Direct (“Fox Sports”), sued EchoStar in a California federal court alleging, among other things, that EchoStar underpaid license fees for the period from January 2000 through December 2001 and requesting an accounting for the period from January 2000 through June 2003. Fox Sports claimed damages of $25.0 million, plus interest in its complaint. In subsequent correspondence with EchoStar, Fox Sports has said that it may be entitled to significant additional damages, but has not amended its complaint. An answer to the complaint was filed on July 27, 2004 but no discovery has commenced.

We depend on independent retailers to solicit orders for DISH network services.

      While we sell receiver systems and programming directly, independent retailers are responsible for most of our sales. We also sell EchoStar receiver systems through nationwide retailers and certain regional consumer electronic chains. If we are unable to continue our arrangements with these retailers, we cannot guarantee that we would be able to obtain other sales agents, thus adversely affecting our business.

There may be risks relating to our prior use of Arthur Andersen LLP as our independent public accountants.

      Our 2001 audited financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, were audited by Arthur Andersen LLP. Arthur Andersen LLP was indicted by the United States Department of Justice on federal obstruction of justice charges in early 2002 and was subsequently convicted of these charges. Arthur Andersen LLP has since ceased performing audits of public companies. The report of Arthur Andersen LLP covers our financial statements as of and for the year ended December 31, 2001, and the report included in our 2003 Form 10-K is a copy of the audit report previously issued by Arthur Andersen LLP in connection with our annual report on Form 10-K for the year ended December 31, 2002. Arthur Andersen LLP has not reissued such report. The conviction of Arthur Andersen LLP on obstruction of justice charges may adversely affect its ability to satisfy any claims that might arise in the future from its prior provision of auditing services to us, which may limit the rights of investors in our securities.

We have restated our financial statements

      During February 2004, we consulted with the Securities and Exchange Commission (“SEC”) regarding our accrual for the replacement of smart cards. Those cards, which provide security that only paying customers can receive programming delivered by us, become obsolete as a result of piracy. During the consultation process, the SEC informed us that it believes we over reserved approximately $30.2 million for the replacement of certain smart cards. During prior years, ending 2002, we accrued the estimated cost to replace those cards, which are included in satellite receivers that we sell and lease to consumers. The SEC did not object to the accruals to replace the smart cards in satellite receivers sold to and owned by consumers. However, the SEC believes that we over reserved approximately $30.2 million on a pre-tax basis, for the replacement of smart cards in satellite receivers owned by us and leased to consumers.

      On March 12, 2004, the SEC informed us it would not object if we restated our financial statements for 2002 to record a reversal of the accruals for the replacement of these smart cards of approximately $4.2 million, $17.2 million and $8.8 million which were originally accrued in 2000, 2001 and through June 2002, respectively. As a result, we have restated our financial statements for 2002 to reduce previously reported Subscriber related expenses, operating losses and pre-tax losses by approximately $30.2 million.